Exhibit 99.1

CrossAmerica Partners LP Reports Third Quarter 2022 Results

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Reported Third Quarter 2022 Operating Income of $39.6 million and Net Income of $27.6 million compared to Operating Income of $12.6 million and Net Income of $8.9 million for the Third Quarter 2021
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Generated Third Quarter 2022 Adjusted EBITDA of $62.2 million and Distributable Cash Flow of $50.9 million compared to Third Quarter 2021 Adjusted EBITDA of $35.9 million and Distributable Cash Flow of $30.4 million
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Reported Third Quarter 2022 Gross Profit for the Wholesale Segment of $56.8 million compared to $48.2 million of Gross Profit for the Third Quarter 2021 and Third Quarter 2022 Gross Profit for the Retail Segment of $56.3 million compared to $27.9 million of Gross Profit for the Third Quarter 2021
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Distributed 338.1 million wholesale fuel gallons during the Third Quarter 2022 at an average wholesale fuel margin per gallon of 12.5 cents compared to 354.6 million wholesale fuel gallons at an average wholesale fuel margin per gallon of 9.6 cents during the Third Quarter 2021, a decrease of 5% in gallons distributed and an increase of 30% in margin per gallon
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Leverage, as defined in the CAPL Credit Facility, which excludes any pro forma EBITDA from CrossAmerica’s recently announced acquisition of assets from Community Service Stations, Inc., was 3.9 times as of September 30, 2022, compared to 5.1 times as of December 31, 2021
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The Distribution Coverage Ratio was 2.55 times for the three months ended September 30, 2022 and 1.74 times for the trailing twelve months ended September 30, 2022
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The Board of Directors of CrossAmerica’s General Partner declared a quarterly distribution of $0.5250 per limited partner unit attributable to the Third Quarter 2022

Allentown, PA November 7, 2022 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor, convenience store operator, and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the third quarter ended September 30, 2022.

“Our financial results for the quarter were exceptionally strong, as reflected in our Adjusted EBITDA and ending leverage for the quarter,” said Charles Nifong, President and CEO of CrossAmerica. “Our results also illustrate the enduring strength of our underlying business as we continue to provide strong results despite high fuel prices, inflation, and other economic challenges. Our pending acquisition, which we announced during the quarter, is highly complementary to our existing business and we expect it to be immediately accretive to our financial results.”

Third Quarter Results

Consolidated Results

Key Operating Metrics	Q3 2022	Q3 2021
Operating Income	$39.6M	$12.6M
Adjusted EBITDA	$62.2M	$35.9M
Distributable Cash Flow	$50.9M	$30.4M
Distribution Coverage Ratio – Current Quarter	2.55x	1.53x
Distribution Coverage Ratio - TTM ended 9/30/22	1.74x	1.22x

CrossAmerica reported Operating Income of $39.6 million and Net Income of $27.6 million or earnings of $0.71 per diluted common unit for the third quarter 2022 compared to Operating Income of $12.6 million and Net Income of $8.9 million or earnings of $0.23 per diluted common unit during the same period of 2021. During the third quarter 2022, Adjusted EBITDA and Distributable Cash Flow increased by 73% and 67%, respectively, as compared to the third quarter 2021. Each metric, as well as the Distribution Coverage Ratio, benefited from the fuel gross profit performance in both the wholesale and retail segments, as well as the growth of the organization as a result of the acquisition of assets from 7-Eleven during the second half of 2021.

Non-GAAP measures used in this release include EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. These Non-GAAP measures are further described and reconciled to their most directly comparable GAAP measures in the Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release.

Wholesale Segment

Key Operating Metrics	Q3 2022	Q3 2021
Wholesale segment gross profit	$56.8M	$48.2M
Wholesale motor fuel gallons distributed	338.1M	354.6M
Average wholesale gross profit per gallon	$0.125	$0.096

During the third quarter 2022, CrossAmerica’s wholesale segment gross profit increased 18% compared to the third quarter 2021. This was driven by an increase in motor fuel gross profit resulting from a 30% increase in fuel margin per gallon, partially offset by a 5% decline in wholesale volume distributed. The Partnership’s wholesale fuel margin benefited from its ongoing execution of strategic initiatives, increased volume to CrossAmerica’s company operated retail sites and higher variable margins during the quarter. Higher wholesale variable margins were due to greater market volatility in the third quarter 2022 as compared to the third quarter 2021. CrossAmerica also benefited from higher terms discounts as a result of higher fuel prices during the quarter as compared to the same period in 2021. Wholesale volume distributed declined primarily due to lower volume in the CrossAmerica base business, partially offset from the acquisition of assets from 7-Eleven.

Retail Segment

Key Operating Metrics	Q3 2022	Q3 2021
Retail segment gross profit	$56.3M	$27.9M
Retail motor fuel gallons distributed	126.7M	110.5M
Same store retail motor fuel gallons distributed*	45.8M	49.5M
Motor fuel gross profit	$30.2M	$7.8M
Same store merchandise sales excluding cigs.*	$29.2M	$28.7M
Merchandise gross profit	$20.6M	$15.5M
Merchandise gross profit percentage	27.1%	26.7%

*Includes only company operated retail sites

For the third quarter 2022, the retail segment generated a 102% increase in gross profit compared to the third quarter 2021 due to increased retail fuel gallons sold, higher fuel margins and higher merchandise gross profit.

The retail segment sold 126.7 million of retail fuel gallons during the third quarter 2022, a 15% increase over the third quarter 2021. This increased volume resulted from the increase in company operated sites as a result of the acquisition of assets from 7-Eleven, which occurred primarily during the third quarter 2021. Same store fuel volume for the third quarter 2022 declined 7% from 49.5 million gallons during the third quarter 2021 to 45.8 million gallons. The retail segment generated $22.5 million of additional motor fuel gross profit for the three months ended September 30, 2022, as compared to the same period in 2021 due to greater total motor fuel gallons distributed and higher fuel margins per gallon.

CrossAmerica’s merchandise gross profit and other revenue increased due to the increase in company operated sites driven by the acquisition of assets from 7-Eleven, which occurred primarily during the third quarter 2021. Merchandise gross profit percentage increased from 26.7% to 27.1% with same store merchandise sales excluding cigarettes increasing approximately 2% for the third quarter 2022 when compared to the third quarter 2021.

Acquisition and Divestment Activity

On August 24, 2022, CrossAmerica entered into an Asset Purchase Agreement with Community Service Stations, Inc., pursuant to which the Partnership agreed to purchase certain assets from Community Service Stations, Inc. for a purchase price of $27.5 million plus working capital. The assets consist of wholesale fuel supply contracts to 39 dealer owned locations, 34 sub-wholesaler accounts and two commission locations (1 fee based and 1 lease).

The acquisition is subject to customary conditions to closing. CrossAmerica expects the transaction to close during the fourth quarter of 2022. It is anticipated that the acquisition will be financed with cash on hand and/or undrawn capacity under the CAPL Credit Facility.

During the three and nine months ended September 30, 2022, CrossAmerica sold one and ten properties for $0.2 million and $4.0 million in proceeds, resulting in net gains of an insignificant amount and $0.9 million, respectively.

Liquidity and Capital Resources

As of September 30, 2022, CrossAmerica had $593.4 million outstanding under its CAPL Credit Facility and $159.0 million outstanding under its JKM Credit Facility. As of November 3, 2022, after taking into consideration debt covenant restrictions, approximately $163.6 million was available for future borrowings under the CAPL Credit Facility. Leverage, as defined in the CAPL Credit Facility, which excludes any pro forma EBITDA from CrossAmerica’s recently announced acquisition of assets from Community Service Stations. Inc., was 3.9 times as of September 30, 2022, compared to 5.1 times as of December 31, 2021. As of September 30, 2022, CrossAmerica was in compliance with its financial covenants under the credit facilities.

Distributions

On October 20, 2022, the Board of the Directors of CrossAmerica’s General Partner (“Board”) declared a quarterly distribution of $0.5250 per limited partner unit attributable to the third quarter 2022. As previously announced, the distribution will be paid on November 10, 2022 to all unitholders of record as of November 3, 2022. The amount and timing of any future distributions is subject to the discretion of the Board as provided in CrossAmerica’s Partnership Agreement.

Conference Call

The Partnership will host a conference call on November 8, 2022 at 9:00 a.m. Eastern Time to discuss third quarter 2022 earnings results. The conference call numbers are 866-374-5140 or 404-400-0571 and the passcode for both is 40578429#. A live audio webcast of the conference call and the related earnings materials, including reconciliations of non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). A slide presentation for the conference call will also be available on the investor section of the Partnership’s website. To listen to the audio webcast, go to https://caplp.gcs-web.com/webcasts-presentations. After the live conference call, an archive of the webcast will be available on the investor section of the CrossAmerica website at https://caplp.gcs-web.com/webcasts-presentations within 24 hours after the call for a period of sixty days.

CROSSAMERICA PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(Thousands of Dollars, except unit data)

	September 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$11,788	$7,648
Accounts receivable, net of allowances of $594 and $458, respectively	33,561	33,331
Accounts receivable from related parties	863	1,149
Inventory	47,258	46,100
Assets held for sale	7,097	4,907
Other current assets	21,999	13,180
Total current assets	122,566	106,315
Property and equipment, net	738,200	755,454
Right-of-use assets, net	161,196	169,333
Intangible assets, net	95,004	114,187
Goodwill	99,409	100,464
Other assets	30,163	24,389
Total assets	$1,246,538	$1,270,142

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt and finance lease obligations	$8,376	$10,939
Current portion of operating lease obligations	35,451	34,832
Accounts payable	80,267	67,173
Accounts payable to related parties	8,464	7,679
Accrued expenses and other current liabilities	22,856	20,682
Motor fuel and sales taxes payable	20,780	22,585
Total current liabilities	176,194	163,890
Debt and finance lease obligations, less current portion	752,193	810,635
Operating lease obligations, less current portion	131,302	140,149
Deferred tax liabilities, net	11,664	12,341
Asset retirement obligations	46,352	45,366
Other long-term liabilities	46,171	41,203
Total liabilities	1,163,876	1,213,584

Commitments and contingencies

Preferred membership interests	25,549	—

Equity:
Common units—37,928,970 and 37,896,556 units issued and outstanding at September 30, 2022 and December 31, 2021, respectively	39,811	53,528
Accumulated other comprehensive income	17,302	3,030
Total equity	57,113	56,558
Total liabilities and equity	$1,246,538	$1,270,142

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars, Except Unit and Per Unit Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Operating revenues (a)	$1,274,407	$985,122	$3,842,651	$2,501,740
Cost of sales (b)	1,159,677	909,391	3,560,146	2,306,047
Gross profit	114,730	75,731	282,505	195,693

Operating expenses:
Operating expenses (c)	46,845	34,548	131,170	95,021
General and administrative expenses	6,599	9,903	18,762	24,429
Depreciation, amortization and accretion expense	21,329	19,118	61,523	56,732
Total operating expenses	74,773	63,569	211,455	176,182
(Loss) gain on dispositions and lease terminations, net	(318)	426	(620)	375
Operating income	39,639	12,588	70,430	19,886
Other income, net	120	127	352	419
Interest expense	(8,351)	(4,928)	(22,333)	(12,295)
Income before income taxes	31,408	7,787	48,449	8,010
Income tax expense (benefit)	3,815	(1,065)	1,843	(1,664)
Net income	27,593	8,852	46,606	9,674
Accretion of preferred membership interests	575	—	1,138	—
Net income available to limited partners	$27,018	$8,852	$45,468	$9,674

Earnings per common unit
Basic	$0.71	$0.23	$1.20	$0.26
Diluted	$0.71	$0.23	$1.20	$0.26

Weighted-average limited partner units:
Basic common units	37,925,082	37,887,493	37,912,737	37,877,273
Diluted common units	39,037,660	37,906,799	37,950,362	37,898,036

Supplemental information:
(a) includes excise taxes of:	$66,129	$62,427	$204,588	$156,180
(a) includes rent income of:	21,260	21,498	62,736	62,832
(b) excludes depreciation, amortization and accretion
(b) includes rent expense of:	5,906	5,968	17,692	17,912
(c) includes rent expense of:	4,012	3,353	11,521	9,814

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of Dollars)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net income	$46,606	$9,674
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion expense	61,523	56,732
Amortization of deferred financing costs	2,053	1,182
Credit loss expense	139	70
Deferred income tax benefit	(677)	(2,199)
Equity-based employee and director compensation expense	1,608	1,096
Loss (gain) on dispositions and lease terminations, net	620	(375)
Changes in operating assets and liabilities, net of acquisitions	14,588	10,087
Net cash provided by operating activities	126,460	76,267

Cash flows from investing activities:
Principal payments received on notes receivable	102	151
Proceeds from sale of assets	4,398	11,012
Capital expenditures	(26,784)	(32,370)
Cash paid in connection with acquisitions, net of cash acquired	(1,885)	(261,993)
Net cash used in investing activities	(24,169)	(283,200)

Cash flows from financing activities:
Borrowings under revolving credit facilities	64,600	167,000
Repayments on revolving credit facilities	(101,815)	(43,452)
Borrowings under the Term Loan Facility	1,120	159,950
Repayments on the Term Loan Facility	(24,600)	—
Net proceeds from issuance of preferred membership interests	24,430	—
Payments of finance lease obligations	(2,030)	(1,944)
Payments of deferred financing costs	(6)	(7,135)
Distributions paid on distribution equivalent rights	(137)	(93)
Distributions paid on common units	(59,713)	(59,659)
Net cash (used in) provided by financing activities	(98,151)	214,667
Net increase in cash and cash equivalents	4,140	7,734

Cash and cash equivalents at beginning of period	7,648	513
Cash and cash equivalents at end of period	$11,788	$8,247

Segment Results

Wholesale

The following table highlights the results of operations and certain operating metrics of the Wholesale segment (thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Gross profit:
Motor fuel–third party	$19,500	$18,180	$54,719	$52,232
Motor fuel–intersegment and related party	22,710	15,943	60,796	33,633
Motor fuel gross profit	42,210	34,123	115,515	85,865
Rent gross profit	12,959	13,264	37,944	38,730
Other revenues	1,657	795	5,250	2,658
Total gross profit	56,826	48,182	158,709	127,253
Operating expenses	(11,439)	(8,686)	(32,201)	(29,608)
Operating income	$45,387	$39,496	$126,508	$97,645
Motor fuel distribution sites (end of period): (a)
Motor fuel–third party
Independent dealers (b)	623	676	623	676
Lessee dealers (c)	641	643	641	643
Total motor fuel distribution–third party sites	1,264	1,319	1,264	1,319
Motor fuel–intersegment and related party
Commission agents (Retail segment) (c)	198	200	198	200
Company operated retail sites (Retail segment) (d)	252	248	252	248
Total motor fuel distribution–intersegment and related party sites	450	448	450	448
Motor fuel distribution sites (average during the period):
Motor fuel-third party distribution	1,273	1,325	1,288	1,330
Motor fuel-intersegment and related party distribution	451	395	452	368
Total motor fuel distribution sites	1,724	1,720	1,740	1,698
Volume of gallons distributed (in thousands)
Third party	212,658	244,545	630,986	700,645
Intersegment and related party	125,427	110,087	370,181	277,392
Total volume of gallons distributed	338,085	354,632	1,001,167	978,037

Wholesale margin per gallon	$0.125	$0.096	$0.115	$0.088

(a) In addition, as of September 30, 2022 and 2021, respectively, CrossAmerica distributed motor fuel to 13 and 14 sub-wholesalers who distributed to additional sites.

(b) The decrease in the independent dealer site count was primarily attributable to loss of contracts, most of which were lower margin, partially offset by the increase in independent dealer sites as a result of the real estate rationalization effort and the resulting reclassification of the sites from a lessee dealer or commission site to an independent dealer site when CrossAmerica continues to supply the sites after divestiture.

(c) The decreases in the lessee dealer and commission agent site counts were primarily attributable to the real estate rationalization effort.

(d) The increase in the company operated site count was primarily attributable to the company operated sites from 7-Eleven, which occurred primarily during the third quarter 2021.

Retail

The following table highlights the results of operations and certain operating metrics of the Retail segment (in thousands, except for the number of retail sites):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Gross profit:
Motor fuel	$30,206	$7,750	$50,031	$18,120
Merchandise	20,649	15,543	57,496	37,876
Rent	2,395	2,266	7,100	6,190
Other revenue	3,093	2,310	9,375	6,480
Total gross profit	56,343	27,869	124,002	68,666
Operating expenses	(35,406)	(25,862)	(98,969)	(65,413)
Operating income	$20,937	$2,007	$25,033	$3,253

Retail sites (end of period):
Commission agents (a)	198	200	198	200
Company operated retail sites(b)	252	248	252	248
Total system sites at the end of the period	450	448	450	448

Total system operating statistics:
Average retail fuel sites during the period	451	395	452	368
Volume of gallons sold	126,669	110,523	371,524	278,564

Commission agents statistics:
Average retail fuel sites during the period	198	201	199	203

Company operated retail site statistics:
Average retail fuel sites during the period	253	194	253	165

Same store fuel volume (c)	45,829	49,478	128,760	128,823
Same store merchandise sales (c)	$42,044	$42,871	$115,787	$118,982
Same store merchandise sales excluding cigarettes (c)	$29,167	$28,737	$79,540	$78,778
Merchandise gross profit percentage	27.1%	26.7%	27.1%	26.8%

(a) The decrease in the commission site count was primarily attributable to the real estate rationalization effort.

(b) The increase in the company operated site count was primarily attributable to the 106 company operated sites from the acquisition of assets from 7-Eleven.

(c) Same store fuel volume and same store merchandise sales include aggregated individual store results for all stores that had fuel volume or merchandise sales in all months for both periods. Same store merchandise sales includes store and cigarette sales and excludes branded food sales and other revenues such as lottery commissions and car wash sales.

Supplemental Disclosure Regarding Non-GAAP Financial Measures

CrossAmerica uses the non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income before deducting interest expense, income taxes and depreciation, amortization and accretion (which includes certain impairment charges). Adjusted EBITDA represents EBITDA as further adjusted to exclude equity-based compensation expense, gains or losses on dispositions and lease terminations, net and certain discrete acquisition related costs, such as legal and other professional fees, separation benefit costs and certain other discrete non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. The Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by distributions paid.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of our financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess CrossAmerica’s financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of the Partnership’s business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of CrossAmerica’s retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to CrossAmerica’s unitholders.

CrossAmerica believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in the industry, CrossAmerica’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income (a)	$27,593	$8,852	$46,606	$9,674
Interest expense	8,351	4,928	22,333	12,295
Income tax expense (benefit)	3,815	(1,065)	1,843	(1,664)
Depreciation, amortization and accretion expense	21,329	19,118	61,523	56,732
EBITDA	61,088	31,833	132,305	77,037
Equity-based employee and director compensation expense	654	342	1,608	1,096
Loss (gain) on dispositions and lease terminations, net	318	(426)	620	(375)
Acquisition-related costs (b)	107	4,141	985	8,502
Adjusted EBITDA	62,167	35,890	135,518	86,260
Cash interest expense	(7,668)	(4,267)	(20,280)	(11,113)
Sustaining capital expenditures (c)	(1,974)	(975)	(5,191)	(3,407)
Current income tax expense	(1,656)	(214)	(2,519)	(548)
Distributable Cash Flow	$50,869	$30,434	$107,528	$71,192
Distributions paid	19,913	19,894	59,713	59,659
Distribution Coverage Ratio (d)	2.55x	1.53x	1.80x	1.19x

(a) Beginning in the second quarter of 2022, CrossAmerica reconciled Adjusted EBITDA to Net Income rather than to Net income available to limited partners. The difference between Net income and Net income available to limited partners is that, beginning in the second quarter of 2022, the accretion of preferred membership interests issued in late March 2022 is a deduction from Net income in computing Net income available to limited partners. Because Adjusted EBITDA is used to assess our financial performance, without regard to capital structure, CrossAmerica believes Adjusted EBITDA should be reconciled with Net Income, so that the calculation isn’t impacted by the accretion of preferred membership interests. This approach is comparable to the reconciliation of Adjusted EBITDA to Net income available to limited partners in past periods, as the Partnership has not recorded accretion of preferred membership interests in past periods.

(b) Relates to certain discrete acquisition related costs, such as legal and other professional fees, separation benefit costs and certain purchase accounting adjustments associated with recently acquired businesses.

(c) Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica's long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain the sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(d) In 2022, CrossAmerica updated its calculation of its Distribution Coverage Ratio to divide Distributable Cash Flow by distributions paid, whereas in prior periods, the Distribution Coverage Ratio was calculated as Distributable Cash Flow divided by the weighted-average diluted common units and then CrossAmerica divided that result by distributions paid per limited partner unit.

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels, convenience store operator, and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is indirectly owned and controlled by entities affiliated with Joseph V. Topper, Jr., the founder of CrossAmerica Partners and a member of the board of the general partner since 2012. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,750 locations and owns or leases approximately 1,150 sites. With a geographic footprint covering 34 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contact

Investor Relations: Randy Palmer, rpalmer@caplp.com or 210-742-8316

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of CrossAmerica Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business. Accordingly, CrossAmerica Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.